Exhibit 10.8

Amendment

To

RESTRICTED STOCK UNIT award AGREEMENt

This Amendment by and between Caryn Nightengale (“Director”) and NXU, Inc. (the “Company”) is effective as of October 23, 2024 (the “Amendment Date”). Director and the Company are parties to the Nxu Inc. Restricted Stock Unit Award Agreement that granted Director restricted stock units (“RSUs”) equal to $35,000 per quarter beginning with the second calendar quarter of 2023 until the 2024 annual shareholder meeting, subject to the terms and conditions set forth in the Restricted Stock Unit Award Agreement (the “RSU Award Agreement”). By this instrument, the Company and the Director desire to amend the RSU Award Agreement as set forth below.

1.       Effective as of the Amendment Date, the fifth and sixth paragraphs of the Introduction to the RSU Award Agreement are hereby deleted.

2.       Section 1(1) (Award and Vesting of Restricted Stock Units – Award) of the Restricted Stock Unit Award Agreement is hereby amended and restated in its entirety to read as follows:

1.	Award. On May 12, 2023, Director was granted equity compensation (“Director Equity”) of $35,000 in Restricted Stock Units (“RSUs”) each quarter. Of this original Director Equity grant, Director has received RSUs with an aggregate vesting date value of $105,000, representing the Director Equity that vested on June 30, 2023, September 30, 2023, and December 31, 2023. The Board and the Director previously agreed to extend the vesting dates for all of the Director Equity RSUs that would otherwise have vested on and between January 1, 2024 and August 14, 2024, the date on which Director ceased serving as a Director of the Company (the “Delayed Vesting”). The Delayed Vesting was the result of the Company failing to have sufficient shares available for issuance pursuant to the NXU, Inc. 2023 Incentive Omnibus Plan (the “2023 Omnibus Plan”). Effective as of August 14, 2024, the Company’s shareholders approved an amendment and restatement of the 2023 Omnibus Plan (the “Amended 2023 Omnibus Plan”) to, among other things, authorize additional shares for current and future equity awards. The Company and Director hereby affirm that Director is entitled to $35,000 in RSUs for each complete calendar quarter between January 1, 2024 and August 14, 2024, totaling $70,000. The Company and Director hereby desire to set the number of the RSUs due to Director. The number of RSUs shall be calculated by dividing $70,000 by the closing share price on August 14, 2024 ($0.3399) (the “Calculation Date”), resulting in an award of 205,943 RSUs. The Director shall not be entitled to any RSUs for the vesting periods after her termination of service as a Director. The Company intends to enter into an Agreement and Plan of Merger, by and among the Company, Verde Bioresins, Inc., NXU Merger Sub, Inc. and NXU Merger Sub, LLC (the “Merger Agreement”). The Company has determined that the execution of the Merger Agreement will enable it to deliver a portion of the RSUs subject to Delayed Vesting without jeopardizing its ability to continue as a going concern. Following the execution of the Merger Agreement, the Company will deliver the RSUs to the Director in installments in such amounts as the Company determines may be delivered to the Director without jeopardizing the Company’s ability to continue as a going concern. Such RSUs shall be delivered until the earlier of (A) the date all the RSUs subject to Delayed Vesting have been delivered to the Director or (B) the date that is no later than 5 business days prior to the closing of the Transaction (such earlier date, the “Cut-Off Date”). Any RSUs that have not been delivered to the Director as of the Cut-Off Date shall be forfeited for no consideration.

DIRECTOR:

/s/ Caryn Nightengale
Caryn Nightengale

Date: October 23, 2024

COMPANY:
NXU, Inc.

/s/ Mark Hanchett

Name Printed: Mark Hanchett

Title: Chief Executive Officer

Date: October 23, 2024

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